KNOLL 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Announces Stock Repurchase Program

EAST GREENVILLE, PA, February 3, 2006 - Knoll, Inc. (NYSE: KNL) today announced that its Board of Directors approved a stock repurchase program, whereby it authorized the Company to repurchase up to $50,000,000 of its common stock. The repurchase program does not require the purchase of any minimum number of shares, but sets a limit on the total amount spent on repurchases. Purchases under the repurchase program, which will commence in the second quarter of 2006, may be made from time to time in the open market, through privately negotiated transactions, or otherwise, and will depend on market conditions and applicable securities laws.

Commenting on the repurchase program, Andrew Cogan, Chief Executive Officer of Knoll, noted "as a result of our reduced leverage and improved financial performance we are pleased to be initiating this stock repurchase program. Taken together with our recently doubled dividend and our previously announced buyback program authorizing the use of options proceeds to repurchase shares we continue to be proactive in seeking ways to create value for our stockholders."

In light of the pending public offering of Company common stock by certain Company stockholders, which was announced yesterday, purchases of shares under the repurchase program will not commence until after completion of the offering. The Company's other buyback program, which uses options proceeds to fund share repurchases, will be suspended no later than one business day prior to the pricing of the offering, but the Company expects to consider reinstituting that program after the completion of the offering, subject to applicable law and in accordance with Securities Exchange Act Rule 10b5-1.

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, without limitation, corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, transportation costs, demand for our products, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified in Knoll's Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts:

Investors: Barry L. McCabe

Senior Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com